Exhibit 99.1
NEWS

MSC INDUSTRIAL SUPPLY CO. ANNOUNCES PROMOTION OF MARTINA MCISAAC TO PRESIDENT AND CHIEF OPERATING OFFICER

Martina McIsaac to assume responsibility of MSC’s day-to-day operations
Erik Gershwind to sharpen focus on MSC’s strategy, growth planning and organizational development

MELVILLE, N.Y. and DAVIDSON, N.C. (September 24, 2024) — MSC INDUSTRIAL SUPPLY CO. (NYSE: MSM), a premier distributor of Metalworking and Maintenance, Repair and Operations supplies to industrial customers throughout North America, today announced the promotion of Martina McIsaac to President and Chief Operating Officer, effective September 23, 2024.
Previously serving as Executive Vice President and Chief Operating Officer, Ms. McIsaac has helped MSC deliver improvements to its customer experience, supplier relationships, working capital efficiency, supply chain operations and more. In her new role, Ms. McIsaac will have formal responsibility for the entirety of MSC’s day-to-day operations, which include Sales, Marketing, Solutions, Supply Chain, Category Management, Supplier Relations, Sustainability and Information Technology.
“Over the past two years, Martina has made significant improvements to our internal and external operations. She has elevated the customer experience by improving service levels and fill rates, executed strategic initiatives across our Supply Chain and further improved our working capital efficiencies. Over this time, she has shown an ability to execute large, complex initiatives to guide the business to be more focused operationally and strategically. The Board of Directors and I have full confidence in Martina’s ability to take on the President responsibilities due to her sharp strategic thinking and strong team building capabilities,” said Erik Gershwind, Chief Executive Officer for MSC.
Gershwind continued, “This move tightens the connection and improves our ability to capture synergies between our technology functions and the operations of our business. It also allows me to put greater focus on our long-term strategic direction and cultivating the next generation of MSC’s competitive advantage, business development, and talent development. It will enable me to have a more direct interaction and communication with our primary stakeholders — associates, customers, shareholders, and suppliers — on our path to generating long-term shareholder value.”
Ms. McIsaac joined MSC in October 2022 following a nine-year tenure with Hilti Corporation, a multinational company that develops, manufactures and markets hardware, software and services for the construction, building maintenance, energy and manufacturing industries. She served as Region Head and Chief Executive Officer of Hilti, Inc., leading the North America organization to significantly outperform the market with strong top-line and profit growth. Prior to joining Hilti, Ms. McIsaac had a 14-year tenure with Avery Dennison, where she served in a range of sales, marketing, business development and operational roles in Mexico, Argentina, Chile, Canada and the U.S. prior to being named Vice President and General Manager of its Performance Polymers Division.

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Contact Information
Investors:	Media:
Ryan Mills, CFA	Zivanai Mutize
Head of Investor Relations	Head of Corporate Communications
Rmills@mscdirect.com	Zivanai.mutize@mscdirect.com

About MSC Industrial Supply Co.
MSC Industrial Supply Co. (NYSE:MSM) is a leading North American distributor of a broad range of metalworking and maintenance, repair and operations (MRO) products and services. We help our customers drive greater productivity, profitability and growth with approximately 2.4 million products, inventory management and other supply chain solutions, and deep expertise from more than 80 years of working with customers across industries. Our experienced team of more than 7,000 associates works with our customers to help drive results for their businesses - from keeping operations running efficiently today to continuously rethinking, retooling and optimizing for a more productive tomorrow. For more information on MSC Industrial, please visit mscdirect.com.